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                                                                EXHIBIT 10(iii)

                              ANNUAL INCENTIVE PLAN

         (As Amended and Restated as of December 5, 1996)



ARTICLE I.        PURPOSE

         The purpose of the Annual Incentive Plan (hereinafter referred to as the "Plan") is to further the achievement of the corporate financial goals of American Standard Inc. (sometimes hereinafter referred to as the "Corporation") by providing bonus awards to key executives which reward the executive in relation to the performance of the Corporation and its operating units and to his individual contribution thereto.



ARTICLE II.       CHANGE OF CONTROL DEFINITION

         "Change of Control" shall mean the occurrence of any of the following events:

                  (i) any person is or becomes the Beneficial Owner, directly or indirectly, of securities of American Standard Companies Inc. ("ASCI") representing 15% or more of the combined voting power of ASCI's then-outstanding securities (a "15% Beneficial Owner"); provided, however, that (a) the term "15% Beneficial Owner" shall not include (1) Kelso ASI Partners, L.P. and Kelso American Standard Partners, L.P. ("Kelso") and their affiliates or their immediate transferees provided that any such transferee holding 15% or more of the combined voting power of ASCI's outstanding securities following any such transfer does not following or concurrently with such transfer acquire any additional shares of such securities except from Kelso or any of their affiliates or (2) any Beneficial Owner who has crossed such 15% threshold solely as a result of an acquisition of securities directly from
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                  ASCI, or solely as a result of an acquisition by ASCI of
                  ASCI's securities, until such time thereafter as such person acquires additional voting securities other than directly from ASCI and, after giving effect to such acquisition, such person would constitute a 15% Beneficial Owner; and (b) with respect to any person eligible to file a Schedule 13G pursuant to Rule 13d-1(b)(1) under the Act with respect to ASCI's securities (an "Institutional Investor"), there shall be excluded from the number of securities deemed to be beneficially owned by such person a number of securities representing not more than 10% of the combined voting power of ASCI's then-outstanding securities;

                  (ii) during any period of two consecutive years beginning after December 1, 1996, individuals who at the beginning of such period constitute the Board of Directors of ASCI together with those individuals who first become directors during such period (other than by reason of an agreement with ASCI or the Board of Directors of ASCI in settlement of a proxy contest for the election of directors) and whose election or nomination for election to the Board of Directors of ASCI was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (the "Continuing Directors"), cease for any reason to constitute a majority of the Board of Directors of ASCI;

                  (iii) the shareholders of ASCI approve a merger, consolidation, recapitalization or reorganization of ASCI, or a reverse stock split of any class of voting securities of ASCI, or the consummation of any such transaction if shareholder approval is not obtained,

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                  other than such transaction which would result in at least 75%
                  of the total voting power represented by the voting securities of ASCI or the surviving entity outstanding immediately after such transaction being beneficially owned by persons who together owned at least 75% of the combined voting power of the voting securities of ASCI outstanding immediately prior to such transaction, with the relative voting power of each such continuing holder compared to the voting power of each other continuing holder not substantially altered as a result of the transaction; provided that, for purposes of this paragraph
                  (iii), (a) such continuity of ownership (and preservation of relative voting power) shall be deemed to be satisfied if the failure to meet such 75% threshold (or to preserve such relative voting power) is due solely to the acquisition of voting securities by an employee benefit plan of ASCI or of such surviving entity or of any subsidiary of ASCI or such surviving entity and (b) voting securities beneficially owned by such persons who receive them other than as holders of voting securities of ASCI outstanding immediately prior to such transaction shall not be taken into account for purposes of determining whether such 75% threshold (or such relative voting power) is satisfied;

                  (iv) the shareholders of ASCI approve a plan of complete liquidation or dissolution of ASCI or an agreement for the sale or disposition of all or substantially all the assets of ASCI unless following the completion of such liquidation or dissolution, or such sale or disposition, the 75% threshold (and relative voting power) requirements set forth in sub-paragraph (iii) above are satisfied; or

                  (v) any other event which the Management Development and Nominating Committee of ASCI (the "ASCI Committee")

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                  determines shall constitute a Change of Control for purposes of this Plan;

         provided, however, that a Change of Control shall not be deemed to have occurred if one of the following exceptions applies:

                  (1) Unless a majority of the Continuing Directors and of the ASCI Committee determine that the exception set forth in this paragraph (1) shall not apply, none of the foregoing conditions would have been satisfied but for one or more of the following persons acquiring or otherwise becoming the Beneficial Owner of securities of ASCI: (A) any person who has entered into a binding agreement with ASCI, which agreement has been approved by two-thirds of the Continuing Directors, limiting the acquisition of additional voting securities by such person, the solicitation of proxies by such person or proposals by such person concerning a business combination with ASCI (a "Standstill Agreement"); (B) any employee benefit plan, or trustee or other fiduciary thereof, maintained by ASCI or any subsidiary of ASCI; (C) any subsidiary of ASCI; or (D) ASCI.

                  (2) Unless a majority of the Continuing Directors and of the ASCI Committee determine that the exception set forth in this paragraph (2) shall not apply, none of the foregoing conditions would have been satisfied but for the acquisition by or of ASCI of or by another entity (whether by the merger or consolidation, the acquisition of stock or assets, or otherwise) in exchange, in whole or in part, for securities of ASCI, provided that, immediately following such acquisition, the Continuing Directors constitute a majority of the Board of

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                           Directors of ASCI, or a majority of the board of
                           directors of any other surviving entity, and, in either case, no agreement, arrangement or understanding exists at that time which would cause such Continuing Directors to cease thereafter to constitute a majority of the Board of Directors of ASCI or of such other board of directors.

                  Notwithstanding the foregoing, unless otherwise determined by a majority of the Continuing Directors, no Change of Control shall be deemed to have occurred with respect to a particular participating employee (a "Participant") if the Change of Control results from actions or events in which such Participant is involved in a capacity other than solely as an officer, employee or director of ASCI.

                  For purposes of the foregoing definition of Change of Control, the term "Beneficial Owner," with respect to any securities, shall mean any person who, directly or indirectly, has or shares the right to vote or dispose of such securities or otherwise has "beneficial ownership" of such securities (within the meaning of Rule 13d-3 and Rule 13d-5 (as such Rules are in effect on December 1, 1996) under the Act), including pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that (i) a person shall not be deemed the Beneficial Owner of any security as a result of any agreement, arrangement or understanding to vote such security (A) arising solely from a revocable proxy or consent solicited pursuant to, and in accordance with, the applicable provisions of the Act and the rules and regulations thereunder or (B) made in connection with, or otherwise to participate in, a proxy or consent solicitation made, or to be made, pursuant to, and in accordance with, the applicable provisions of the Act and the rules and

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         regulations thereunder, in either case described in clause (A) or clause (B) above whether or not such agreement, arrangement or understanding is also then reportable by such person on Schedule 13D under the Act (or any comparable or successor report), and (ii) a person engaged in business as an underwriter of securities shall not be deemed to be the Beneficial Owner of any securities acquired through such person's participation in good faith in a firm commitment underwriting until the expiration of forty days after the date of such acquisition.



ARTICLE III.      ADMINISTRATION

         The Plan shall be administered by a Committee of the Board of Directors of the Corporation (hereinafter referred to as the "ASI Committee") appointed by the Board, no member of which ASI Committee shall be eligible to participate in the Plan. The ASI Committee shall interpret the Plan, establish administrative rules and take any other action necessary to the proper operation of the Plan, which action shall, prior to a Change of Control, be final and binding upon all Participants.



ARTICLE IV.       ELIGIBILITY FOR PARTICIPATION

         Any key employee of the Corporation or a subsidiary or affiliated company acting in a managerial, administrative or professional capacity shall be eligible to participate in the Plan.



ARTICLE V.        OPERATION

         (1) Management shall select from eligible employees those who participate in the Plan each year ("plan year") and assign a tentative "target award" to each Participant. For all years after 1988, designation of Participants and the assignment of

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target awards shall be made before the beginning of a plan year or as soon thereafter as practicable, but Management shall have the right to designate additional Participants and assign them target awards at any time. Target awards assigned to Participants in 1988 under the "Predecessor Plan" (as hereinafter defined) shall be deemed to constitute the target awards under the Plan for 1988 and are adopted for such purpose.

         (2) Following the end of a plan year, the aggregate of the target awards for such plan year will be modified by the ASI Committee based on the Corporation's overall performance. Each target award will then be adjusted based on the performance of the group or other unit in which the individual worked and the extent to which the individual met the personal objectives set for him. The final payments shall be as approved by the ASI Committee or the Board of Directors of the Corporation. As adjusted, a final cash payment may be more or less than the original target award.

         (3) A Participant will forfeit his right to any cash payment if his employment with the Corporation is terminated for any reason prior to the end of a plan year; provided, however, that if such employee dies or retires (within the meaning of the retirement plan of the Participant's employer), or if the ASI Committee decides it is not in the best interest of the Corporation to have a terminating employee forfeit such payment, such employee, or in the case of the employee's death his designated beneficiary, legal representatives or distributees, shall receive after the end of the plan year a pro rata portion of any cash payment that would otherwise have been paid to him had he remained an employee for the full year, based on the length of his actual service with the Corporation during such plan year.

          (4) Notwithstanding any other provision of this Plan, in the event of a Change of Control, the plan year shall terminate, all targets used in determining each Participant's target award

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shall be deemed to have been achieved and each Participant shall receive, within ten (10) days of such Change of Control, his entire target award.

         (5) In the event the total amount authorized by the Board of Directors of the Corporation to be distributed to Participants for any year is insufficient to fully satisfy cash awards otherwise payable under the Plan, such awards shall be equitably reduced by the ASI Committee to reflect such insufficiency.



ARTICLE VI.       NON-ASSIGNABILITY OF PLAN RIGHTS

         Any assignment or transfer by any Participant of any right or interest or entitlement under this Plan, without the written consent of the Corporation, shall be null and void.



ARTICLE VII.      GENERAL PROVISIONS

         (1) Nothing contained herein shall require the Corporation to segregate any money from its general funds, or to create any trusts, or to make any special deposits in connection with any awards granted or payments to be made to any Participant for any year.

         (2) Participation in the Plan shall not affect the Corporation's right to discharge a Participant.

         (3) Payments under the Plan shall be included as compensation for the purposes of computing employee benefits.

         (4) The Board of Directors of the Corporation may suspend, terminate or amend the Plan at any time; however, no such action of the Board of Directors of the Corporation shall diminish, reduce, alter, or impair a Participant's rights with respect to any target award assigned to him before the date of such suspension, termination or amendment of the Plan without the consent of such Participant.

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         (5) The Plan supersedes all previous Annual Incentive Plans of the
Corporation, including the Annual Plan of the American Standard Incentive Program adopted in 1975, as thereafter amended (the "Predecessor Plan").




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